Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of JA Solar Holdings Co., Ltd., of our report dated May 8, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, included in JA Solar Holdings Co., Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2007. We also consent to the references to us under the heading “Our Selected Financial Data” that appear in JA Solar Holdings Co., Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2007 incorporated in this Registration Statement by reference, and under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, People’s Republic of China

May 12, 2008